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                                                                     Exhibit 3.1

                             CERTIFICATE OF INCORPORATION

                                          OF

                                 CAREFLOW | NET, INC.

                       ---------------------------------------


         The undersigned, being over the age of eighteen (18), in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST:    The name of the corporation is CAREFLOW | NET, INC.  (the
"Corporation").

         SECOND:   The registered office of the Corporation is to be located at
1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

         THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH:   The total number of shares of all classes of stock which the
Corporation shall be authorized to issue is thirty million (30,000,000) shares of Common Stock with a par value of $.001 per share and five million (5,000,000) shares of Preferred Stock with a par value of $.001 per share.

         The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

         FIFTH:    The name and address of the incorporator is Perri Beth
Irvings, Esq. c/o Bachner, Tally, Polevoy & Misher LLP, 380 Madison Avenue, New York, New York 10017.



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         SIXTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (1) The election of directors need not be by written ballot, unless the by-laws so provide.

         (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

         SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         EIGHTH:   The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

         NINTH:    The personal liability of directors of the Corporation is
hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

         TENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.


                                         -2-
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         IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made herein are true under the penalties of perjury, this 2nd day of January, 1997.

                    /s/ Perri Beth Irvings
                   -----------------------------------------
                   Perri Beth Irvings
                   c/o Bachner, Tally, Polevoy & Misher LLP
                   380 Madison Avenue
                   New York, New York  10017






















                                         -3-
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                              CERTIFICATE OF CORRECTION
                           OF CERTIFICATE OF INCORPORATION
                                OF CAREFLOW NET, INC.

                       ---------------------------------------

         FIRST:    The name of the corporation is CAREFLOW NET, INC.

         SECOND:   The date the Certificate of Incorporation was filed by the
Department of State is January 9, 1997.

         THIRD:    The Certificate of Incorporation inaccurately set forth the par value of the Stock of the corporation as $.01 per share. The first paragraph of Article FOURTH of the Certificate of Incorporation is corrected to read as follows:

                   FOURTH:   The total number of shares of all classes of
         stock which the Corporation shall be authorized to issue is thirty million (30,000,000) shares of Common Stock with a par value of $.001 per share and five million (5,000,000) shares of Preferred Stock with a par value of $.001 per share.

         IN WITNESS WHEREOF, this certificate has been subscribed this 13th day of November, 1997 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

                             CAREFLOW NET, INC.


                              /s/ J. Calvin Kaylor
                             --------------------------------
                             J. Calvin Kaylor, President